Exhibit 10.3
Receivables Sale Agreement
dated as of December 21, 2009
Among
BorgWarner Emissions Systems Inc.
BorgWarner Morse Tec Inc.
BorgWarner Powdered Metals Inc.
BorgWarner Thermal Systems Inc.
BorgWarner TorqTransfer Systems Inc.
BorgWarner Transmission Systems Inc.
BorgWarner Turbo Systems Inc.
And
BWA Receivables Corporation

i
Exhibits

Exhibit A	Credit and Collection Policy
Exhibit B	Form of Notes
Exhibit C	Originator Accounts
Exhibit D	Schedule of Places of Business of Originators and Location of Records
Exhibit E	Corporate Names; Trade Names; Assumed Names

Receivables Sale Agreement
     Receivables Sale Agreement (this “Agreement”), dated as of December 21, 2009, by and among BorgWarner Emissions Systems Inc., a Delaware corporation (“BES”), BorgWarner Morse TEC Inc., a Delaware corporation (“TEC”), BorgWarner Powdered Metals Inc., a Delaware corporation (“BPM”), BorgWarner Thermal Systems Inc., a Delaware corporation (“Thermal”), BorgWarner TorqTransfer Systems Inc., a Delaware corporation (“Torq”), BorgWarner Transmission Systems Inc., a Delaware corporation (“BTS”), BorgWarner Turbo Systems Inc., a Delaware corporation (“Turbo” and collectively with BES, TEC, BPM, Thermal, Torq and BTS, the “Originators”) and BWA Receivables Corporation, a Delaware corporation (the “Buyer”).
Preliminary Statements
Each of the Originators desires to sell and assign all of its right, title and interest in and to, among other things, all of its receivables, and the Buyer desires to purchase such property subject to the terms and conditions of this Agreement.
The Originators and the Buyer intend this transaction to be a true sale of receivables from the Originators to the Buyer, providing the Buyer with the full benefits of ownership of the receivables, and do not intend this transaction to be a loan secured by receivables.
The parties hereto agree as follows:
ARTICLE I

DEFINITIONS
     Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
     “Agreement” has the meaning ascribed to such term in the introduction hereto.
     “Assignee” means the Administrative Agent, for the benefit of the Purchasers, as assignee of the Borrower of a 100% all right, title and interest in the Purchased Assets with respect to each of the Originators pursuant to the Receivables Purchase Agreement.
     “Buyer” has the meaning given to it in the introduction hereto.
     “Buyer Account” means the account number means Account No. 50-17750 at JPMorgan Chase Bank, Chicago, IL USA, ABA# 071-000-013, Swift Code: CHASUS33, or such other account as may be designated by the Buyer from time to time.
“Collection” means, with respect to each Receivable, any cash collections or other cash proceeds of such Receivable, including any Finance Charges paid and any cash proceeds of Related Security with respect to such Receivable.
“Contract” means, with respect to any indebtedness or payment obligation, any and all instruments, agreements, leases, invoices or other writings pursuant to which such indebtedness or payment obligation arises or that evidence such indebtedness or payment obligation.
     “Credit and Collection Policy” means, with respect to each Originator, such Originator’s credit and collection policy and practices relating to the Receivables originated by such Originator and the Contracts that give rise to or evidence such Receivables existing on the date hereof and attached hereto as Exhibit A, as modified in writing from time to time in accordance with this Agreement.
     “Determination Date” means, with respect to any Receivable, the later to occur of (i) the date hereof and (ii) the date such Receivable is created.
     “Excluded Receivable” means, as of the date hereof, a Receivable (i) as to which any payment, or part thereof, has remained unpaid for more than ninety (90) days from the original due date for such payment; (ii) as to which the obligor thereof has taken any action, or suffered any event to occur, that would constitute an Insolvency Event; or (iii) that, consistent with the objective criteria of the applicable Credit and Collection Policy, has been or should be written off the applicable Originator’s books as uncollectible.

     “Insolvency Event” means, with respect to any Person, (i) such Person or any of its Subsidiaries shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (ii) such Person or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth in clause (i) above.
     “LMIR” has the meaning given to it in the Receivables Purchase Agreement.
     “Monthly Settlement Date” means the twenty-fifth (25th) day of each month (or, if such day is not a Business Day, the next-succeeding Business Day).
     “Note” means each of those certain grid-form revolving promissory notes, each of which is in substantially the form of Exhibit B.
     “OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.
     “Purchase” means, with respect to each Originator, the purchase hereunder by the Buyer from such Originator of the Purchased Assets with respect to such Originator.
     “Purchase Price” means, with respect to each Originator, the fair market value payment made or to be made by the Buyer to such Originator pursuant to Section 2.2 as consideration for the sale of the Purchased Assets with respect to such Originator hereunder.
     “Purchased Assets” means, with respect to each Originator, collectively, each and every Purchased Receivable originated by such Originator and all Related Purchased Rights with respect to each such Purchased Receivable.
     “Purchased Receivables” means, with respect to each Originator, each and every Receivable originated by such Originator now existing or hereafter arising, other than any Receivable that arises on or after the Termination Date with respect to such Originator.
     “Receivables Purchase Agreement” means the Receivables Purchase Agreement, dated as of the date hereof, among BorgWarner Inc., as Collection Agent, the Administrative Agent, the Purchasers thereunder and the Buyer.
     “Related Purchased Rights” means, with respect to any Receivable, (i) all Related Security with respect to such Receivable, (ii) each and every Collection with respect to such Receivable, and (iii) all proceeds of any of the foregoing.
“Related Security” means, with respect to any Receivables originated by any Originator: (i) all of the applicable Originator’s right, title and interest (including any security interest) in goods (including returned goods), if any, the sale or lease of which by such Originator gave rise to such Receivable, and all insurance contracts with respect thereto; (ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable; (iii) all Guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; (iv) all service contracts and other contracts and agreements related to such Receivable; and (v) all Records related to such Receivable.
     “Originators” has the meaning given to it in the introduction hereto.
     “Originator Account” means, with respect to each Originator, the bank account listed opposite the name of such Originator on Exhibit C or such other account as may be designated by such Originator from time to time.
     “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.
     “Sanctioned Person” means (a) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
     “Settlement Period” means, with respect to any Monthly Settlement Date, the immediately preceding calendar month.
     “Termination Date” means, with respect to each Originator, the earliest to occur of (i) the date of the occurrence of an Insolvency Event with respect to such Originator, (ii) that Business Day designated by such Originator as the Termination Date by prior written notice to the Buyer and the Assignee and (iii) that Business Day designated by the Buyer as the
Termination Date with respect to such Originator at any time by prior written notice to such Originator and the Assignee.
     Section 1.2 Other Terms. All capitalized terms used herein, and not specifically defined herein, shall have the meaning ascribed to such term in the Receivables Purchase Agreement.Except as otherwise specified in this Agreement, all references in this Agreement (i) to any Person (other than the Buyer or the Originators) shall be deemed to include such Person’s successors and assigns, and (ii) to any law, agreement, statute or contract specifically defined or referred to in this Agreement shall be deemed references to such law, agreement, statute or contract as the same may be supplemented, amended, waived, consolidated, replaced or modified from time to time, but only to the extent permitted by, and effected in accordance with, the terms thereof. The words “herein,” “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement, and references to “Article,” “Section,” “paragraph,” “Exhibit,” “Schedule” and “Appendix” are references to this Agreement unless otherwise specified. Whenever the context so requires, words importing any gender include the other gender. Any of the defined terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference; the singular includes the plural and the plural includes the singular. The word “or” shall not be exclusive.
For purposes of this Agreement, all accounting terms not otherwise defined in this Agreement shall have the meanings assigned them in conformity with GAAP.
For purposes of this Agreement, all terms used in Article 9 of the UCC and not specifically defined in this Agreement shall be defined herein and in the Transaction Documents as such terms are defined in the UCC as in effect in the State of New York.
For purposes of this Agreement, each reference to this Agreement, any other Transaction Document, or any other agreement shall be a reference to such agreement together with all exhibits, schedules, attachments and appendices thereto, in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.
References to “writing” include telecopying, printing, typing, lithography and other means of reproducing words in a tangible visible form including computer generated information accessible in tangible visible form. References to “written” include faxed, printed, typed, lithographed and other means of reproducing words or symbols in a tangible visible form consistent with the preceding sentence. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”.
     Section 1.3 Computation of Time Periods. Unless otherwise expressly provided herein, any period of time ending on a day which is not a Business Day shall end on the next succeeding Business Day. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”
ARTICLE II

PURCHASE AND SETTLEMENTS
     Section 2.1 Sale and Conveyance. (a) Each Originator hereby sells, assigns and conveys to the Buyer, and the Buyer hereby acquires from each Originator, all of each such Originator’s right, title and interest in and to the Purchased Assets with respect to such Originator. None of the Buyer, the Administrative Agent or the Purchasers shall have any obligation or liability to any Obligor, customer or client of any Originators (including the obligation to perform any of the obligations of any Originator under any Receivable or Contract). No such obligation or liability is intended and none is assumed and any assumption therefor is hereby disclaimed.

(a) In the event that the sale of the Purchased Assets pursuant to this Section 2.1 is considered to be a financing for any applicable legal purpose, each Originator shall be deemed to have granted to the Buyer, and each Originator hereby grants to the Buyer, a first priority, continuing security interest in all of such Originator’s right, title and interest in and to the Purchased Assets to secure the claims of the Buyer in and to the Purchased Assets. To secure all of each of the Originator’s obligations under this Agreement or any other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, each Originator hereby grants to the Buyer a security interest in all of such Originator’s right, title and interest now or hereafter existing in and to the Purchased Assets. The Buyer shall have, with respect to the property described in this Section 2.1(b), and in addition to all the other rights and remedies available to the Buyer, all the rights and remedies of a secured party under any applicable UCC.
     Section 2.2 Purchase Price; Duty to Record. (b) The Purchase Price payable to each Originator for the Purchased Assets with respect to such Originator shall be an amount equal to the fair market value of such Purchased Assets, which each Originator and the Buyer hereby agree is equal to the sum of (i) the product of (x) the Outstanding Balance of each Purchased Receivable (other than an Excluded Receivable) that is part of such Purchased Assets as of the Determination Date for such Receivable plus (ii) thirty percent (30%) of the aggregate Outstanding Balance of all Excluded Receivables that are part of such Purchased Assets as of the date hereof.
(a) Payments with respect to the Purchase Price due to each Originator pursuant to subsection (a) above shall be made monthly with respect to each Originator until the Termination Date with respect to such Originator by making a deposit into the applicable Originator Account in immediately available funds from monies then held by the Buyer, solely to the extent that such monies do not constitute Collections that are required to be distributed to the Assignee pursuant to the Receivables Purchase Agreement or necessary as part of a reserve for accrued and unaccrued liabilities of the Buyer with respect to other obligations of the Buyer (which reserve shall be in an amount determined by the Buyer or as required by the Assignee).
(b) The Buyer and each Originator shall each independently take all necessary action to record properly this sales transaction and reflect the Buyer’s ownership of the Purchased Assets with respect to each such Originator on their respective books and records.
     Section 2.3 Administration of Receivables. (c) Consistent with the Buyer’s ownership of the Purchased Assets with respect to each Originator, the Buyer shall have all rights to and shall be solely responsible for servicing, administering and collecting the
Receivables that are part of such Purchased Assets. The Buyer may appoint any Person as its agent to perform such services.
(a) Each Originator shall, on the date hereof and as each new Receivable is originated by it, deliver to the Buyer (or the Buyer’s agent appointed pursuant to Section 2.7) all Records and evidence of the creation of each and every Receivable, including Contracts relating to each such Receivable and Related Security, and all other documentation with respect to the Purchased Assets with respect to such Originator.
(b) Each Originator shall direct all Obligors to make all payments with respect to any Receivable originated by such Originator to the Buyer (or the Buyer’s agent appointed pursuant to Section 2.7). If any Originator receives any Collections or payments with respect to any Receivable, such Originator shall (i) segregate all cash, checks and other instruments received by it from time to time with respect to any Receivable in a manner acceptable to the Buyer and (ii) immediately remit all such Collections or payments, including all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Buyer (or its agent appointed pursuant to Section 2.7).
(c) Each Originator hereby authorizes the Buyer (or the Buyer’s agent or assignee) to notify the respective Obligors, or any of them, of its ownership interest in the Purchased Assets with respect to such Originator at any time. Each Originator also hereby authorizes the Buyer (or the Buyer’s agent or assignee) to notify the respective Obligors, or any of them, of its assignment of an interest in the Purchased Assets with respect to such Originator to the Assignee pursuant to the terms set forth in Article VI of the Receivables Purchase Agreement.
(d) Each Originator hereby agrees that the Buyer shall have the absolute and unlimited right, itself or through its agent, to commence or settle any legal action to enforce collection of any Purchased Receivable originated by such Originator or to foreclose upon or repossess any Related Security with respect thereto.
(e) Each Originator hereby grants to the Buyer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any item constituting proceeds of any Receivable originated by such Originator. Without limiting the generality of the foregoing, each Originator hereby authorizes the Buyer to take any and all steps in the name of such Originator and on behalf of such Originator necessary or desirable, in the determination of the Buyer, to collect any and all amounts or portions thereof due under any and all Receivables, including endorsing the name of such Originator on checks and other instruments representing Collections and enforcing any such Receivable, any Related Security and the related Contract.
(f) Any payment by an Obligor in respect of any indebtedness owed by it to any Originator shall, except as otherwise specified by such Obligor or otherwise required by contract or law, and unless otherwise instructed by the Buyer, be applied by such Originator as a Collection of any Purchased Receivable of such Obligor owed to such Originator (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other indebtedness owed to such Originator by such Obligor.
(g) With respect to (A) the creation of the Receivables and (B) the servicing, administering and collecting of the Receivables (to the extent such Originator is appointed to perform such functions pursuant to Section 2.7), each Originator shall exercise the same care and diligence that it would exercise in handling similar matters for its own account and will comply at all times in all material respects with the terms of the Transaction Documents, applicable laws, rules and regulations and good business policies, practices, procedures and internal controls in effect at such time generally.
     Section 2.4 The Buyer’s Rights. (d) The Buyer (or its successors or assigns) shall retain, and use for its own benefit, the Collections and other proceeds of all Receivables, including any Finance Charges thereon, and no Originator shall have any interest of any nature in or to any such Collections or other proceeds.
(a) The Buyer shall have no obligation to account for, to replace, to substitute or to return all or any portion of the Purchased Assets with respect to any Originator to such Originator, without regard to whether the Collections and other proceeds included in such Purchased Assets are in excess of the Purchase Price paid for such Purchased Assets.
(b) The Buyer shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with all or any portion of the Purchased Assets with respect to any Originator.
(c) The Buyer (or its successors or assigns) shall have the sole right to retain any gains or profits created by buying, selling or holding all or any portion of the Purchased Assets with respect to any Originator purchased by it hereunder.
     Section 2.5 Protection of Ownership Interest of the Buyer. Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all action that the Buyer may request in order to perfect or protect the Buyer’s ownership interest in the Purchased Assets with respect to such Originator or to enable the Buyer to exercise or enforce any of its rights hereunder. Without limiting the generality of the foregoing, each Originator will (i) on or prior to the date hereof (and promptly upon any changes or additions at any time and from time to time thereafter), mark its master data processing records and other books and records relating to the Purchased Assets with respect to such Originator with a legend describing the Buyer’s ownership interest therein (and the assignment by the Buyer thereof to the Assignee) and (ii) upon the request of the Buyer, (a) mark each Contract with a legend describing the Buyer’s ownership interest in the Purchased Assets with respect to such Originator (and the assignment by the Buyer thereof to the Assignee), (b) execute and file such financing or continuation statements or amendments thereto or assignments thereof as may be requested by the Buyer and (c) deliver to the Buyer or its designee all Contracts and Records (including all multiple originals of any such Contract) relating to the Purchased Assets with respect to such Originator, with any appropriate endorsement or assignment requested by the Buyer. To the fullest extent permitted by applicable law, the Buyer shall be permitted to sign and file continuation statements relating to the Purchased Assets with respect to each Originator and amendments thereto and assignments thereof without the applicable Originator’s signature. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement. No Originator shall change its name, identity or corporate structure (within the meaning of Section 9-402(7) of any applicable enactment of the UCC) or relocate its chief executive office or any office or location where Records are kept unless it shall have: (i) given the Buyer and the Assignee at least fifteen (15) days prior notice thereof, (ii) delivered to the
Buyer and the Assignee all financing statements, instruments and other documents requested by the Buyer or the Assignee in connection with such change or relocation and (iii) if Records are relocated to an off-site data-processing or storage facility, delivered to the Buyer a direction letter executed by such Originator authorizing the Buyer and the Assignee (including successors of the Assignee) to, and directing third-party warehousemen to allow the Buyer and the Assignee to, inspect and make copies from the Records maintained at such facility. Each Originator shall at all times maintain its chief executive offices within a jurisdiction in the United States (other than the states of Florida, Louisiana, Maryland and Tennessee) and in which Article 9 of the UCC is in effect, and in the event it moves its chief executive office to a location that may charge taxes, fees, costs, expenses or other charges to perfect an interest in the Purchased Assets with respect to such Originator, such Originator shall pay all taxes, fees, costs, expenses and other charges associated with perfecting the Buyer’s ownership interest in the Purchased Assets with respect to such Originator and any other costs and expenses incurred in order to maintain the enforceability of this Agreement and the ownership interest of the Buyer in the Purchased Assets with respect to such Originator.
     Section 2.6 Contractual Payment Obligations. Notwithstanding any limitation on recourse contained in this Agreement, each Originator hereby consents and agrees as follows:
(a) If on any day the Outstanding Balance of a Receivable originated by any Originator is either (i) reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or any adjustment by such Originator or (ii) reduced or cancelled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), such Originator hereby agrees to pay to the Buyer on such day the amount of such reduction in the Outstanding Balance or, if such Receivable is cancelled, the amount of the Outstanding Balance of such Receivable in full.
(b) If on any day any of the representations or warranties made or deemed made by any Originator in Article III is no longer true with respect to a Receivable originated by such Originator, such Originator shall pay to the Buyer on such day the Outstanding Balance of such Receivable in full.
     Section 2.7 Servicing Agent. (e) Until the Buyer (or the Assignee pursuant to the Receivables Purchase Agreement) gives contrary notice, the Buyer hereby appoints each Originator as its agent (and as sub-collection agent under the terms of the Receivables Purchase Agreement) with respect to the servicing, administering and collecting of the Receivables originated by such Originator, and each such Originator hereby accepts such appointment and agrees to perform in accordance with the applicable terms and conditions of the Receivables Purchase Agreement. Each Originator hereby further agrees not to voluntarily resign as agent for the Buyer in connection with such servicing, administering and collecting functions. Each of the Originators hereby acknowledges that the Buyer can replace such Originator as its agent (and sub-collection agent) at any time for any reason.
(a) As servicing agent for the Buyer, each Originator shall take all actions necessary or advisable to collect each Receivable originated by such Originator with care and diligence and to perform all other servicing activities related to such Receivables as are required by the Collection Agent pursuant to Article II and VII of the Receivables Purchase Agreement. Without limiting the generality of the foregoing, each Originator hereby agrees to provide such reports and other information with respect to the Receivables originated by such Originator required to be furnished by the Collection Agent pursuant to the Receivables Purchase Agreement.
(b) In consideration for each Originator’s services pursuant to this Section 2.7, the Buyer shall pay to each Originator a cash fee of One Hundred Dollars ($100) per month payable on the Monthly Settlement Date with respect to the immediately preceding month. The parties hereto hereby agree that the servicing fee payable to each Originator pursuant to the immediately preceding sentence constitutes a fair market value fee for the servicing functions required hereby.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
     Section 3.1 Representations and Warranties of Each of the Originators. Each of the Originators hereby represents and warrants to the Buyer that:
(a) Corporate Existence and Power. Each of the Originators is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such licenses, authorizations, consents and approvals would not have (i) an adverse effect on its ability to perform its obligations hereunder, (ii) an adverse effect on the enforceability hereof or (iii) a material adverse effect on the enforceability or collectibility of any Receivable.

(b) Corporate and Governmental Authorization; Contravention. The execution, and performance by each of the Originators of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority (except as contemplated by Section 2.5) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of any such Originator’s certificate or articles of incorporation or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon it or result in the creation or imposition of any lien or other Adverse Claim on assets of any such Originator or any of its Subsidiaries (except as contemplated by Section 2.5).
(c) Binding Effect. This Agreement and any other document signed in connection herewith constitutes the legal, valid and binding obligations of each of the Originators, enforceable against each such Originator in accordance with its terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.
(d) Perfection. Immediately preceding the Purchase from each Originator hereunder, each of the Originators shall be the owner of all of the Purchased Assets purported to be sold, free and clear of any Adverse Claims and each sale hereunder shall constitute a valid sale, transfer and assignment of all of the Originator’s right, title and interest in, to and under the Purchased Assets, free and clear of any Adverse Claims. On or prior to the date hereof and prior to the generation by any Originator of any new Receivable, all financing statements and other documents required to be recorded or filed in order to perfect and protect the Buyer’s ownership interest in the Purchased Assets with respect to such Originator against all creditors of and purchasers from such Originator will have been duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full. Notwithstanding the foregoing, nothing in this subsection (d) shall constitute a representation with respect to any Receivable the Obligor of which is a government or governmental subdivision or agency to the extent that such representation requires compliance with any federal laws of the United States of America relating to the transfer or perfection of such Receivable.
(e) Creation of Receivables. Each of the Originators has utilized at least the same degree of care and diligence in the creation of the Receivables originated by such Originator and sold hereunder as such Originator would utilize or has utilized and would apply or has applied with respect to the creation of receivables originated by such Originator and not sold hereunder.
(f) Accuracy of Information. All information heretofore furnished by each of the Originators to the Buyer for purposes of or in connection with this Agreement or any transaction or agreement contemplated hereby is, and all such information hereafter furnished by each of the Originators to the Buyer will be, true and accurate in every material respect and will not omit any information necessary to make the statements therein not misleading on the date such information is stated or certified.
(g) Actions, Suits. There are no actions, suits or proceedings pending, or to the knowledge of any of the Originators threatened, against or affecting any Originator or any Affiliate of any Originator, or any of their respective properties, in or before any Governmental Authority, arbitrator or other body that may materially adversely affect the collectibility of any Receivable or the ability to perform hereunder or transfer the Purchased Assets to the Buyer.
(h) Credit and Collection Policy. Each of the Originators has complied in all material respects with its Credit and Collection Policy in regard to each Receivable and related Contract, and since September 30, 2009, there has been no material change in any such Credit and Collection Policy.
(i) Enforceability of Contracts. Each Contract with respect to any Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder, enforceable against the Obligor in accordance with its terms, without being subject to any defense, deduction, offset or counterclaim and the Originator has fully performed its obligations under such Contract.
(j) Compliance with Laws. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto or to the Originator (including laws, rules and regulations relating to usury, disclosure, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, trade practices, consumer protection and privacy), and no part of any such Contract, is in violation of any such law, rule or regulation.
(k) Use of Proceeds. No proceeds of the Purchase from any Originator will be used by such Originator to acquire any security in any transaction that is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(l) Place of Business. The chief place of business and chief executive office of each of the Originators are located at the address of such Originator set forth on the signature pages of this Agreement, and such offices have been so located for six (6) months prior to the date hereof; the offices where each of the Originators keeps all Records are located at the addresses described on Exhibit D or such other locations of which the Buyer has been given notice in accordance with Section 2.5 and where all actions required by Section 2.5 have been completed.
(m) Good Title. Upon the Purchase from each Originator and upon the creation of each new Receivable, the Buyer shall have a valid and perfected first priority ownership interest in each item comprising the Purchased Assets with respect to each such Originator as it exists at the time of the Purchase from such Originator or such creation, free and clear at all such times of any Adverse Claim. Notwithstanding the foregoing, nothing in this subsection (m) shall constitute a representation with respect to any Receivable the Obligor of which is a government or governmental subdivision or agency to the extent that such representation requires compliance with any federal laws of the United States of America relating to the transfer or perfection of such Receivable.
(n) Names. Except as described in Exhibit E, no Originator has used any corporate names, tradenames or assumed names in the five years prior to the date hereof other than its name set forth on the signature pages of this Agreement.
(o) Assignability and Confidentiality. Each Receivable arises under a Contract that (A) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights of the applicable Originator under such Contract and (B) does not contain a confidentiality provision that purports to restrict the ability of the Buyer to exercise its rights under this Agreement, including its right to review the Contract.
(p) Bulk Sales, Margin Regulations, No Fraudulent Conveyance, Investment Company.
(i) No transaction contemplated hereby requires compliance with or will become subject to avoidance under any bulk sales act or similar law.
(ii) No use of funds obtained by any Originator hereunder will conflict with or contravene any of Regulations T, U and X of the Federal Reserve Board in effect.
(iii) No purchase hereunder from any Originator constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.
(iv) Each Originator is not an “investment company” requested or required to be registered under the Investment Company Act of 1940, as amended.
(q) OFAC. None of such Originator nor any of its Subsidiaries or Affiliates (a) is a Sanctioned Person, (b) does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC or (c) does business in such country or with any such agency, organization or person, in violation of the economic sanctions of the United States administered by OFAC.
     Section 3.2 Reaffirmation of Representations and Warranties by Each of the Originators. On each day that a new Receivable is created, and when sold to the Buyer hereunder by accepting payment therefor pursuant to Section 2.2, each of the Originators shall be deemed to have certified that all representations and warranties set forth in Section 3.1 are true and correct on and as of such day, as though made on and as of such day.
     Section 3.3 Representations and Warranties of the Buyer. The Buyer represents and warrants to each Originator that:
(a) Corporate Existence and Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such licenses, authorizations, consents and approvals would not have (i) an adverse effect on its ability to perform its obligations hereunder or (ii) an adverse effect on the enforceability hereof.
(b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Buyer of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except as contemplated by Section 2.5) and do not contravene, or constitute a default under, any provision of applicable law, rule or regulation or of the Buyer’s certificate or articles of incorporation or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Buyer or result in the creation or imposition of any lien or other Adverse Claim on assets of the Buyer or any of its Subsidiaries.
(c) Binding Effect. This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.
ARTICLE IV

CONDITIONS PRECEDENT AND SUBSEQUENT
     Section 4.1 Conditions to Closing. On or prior to the date of execution hereof, each of the Originators shall deliver to the Buyer or the Buyer shall deliver to each of the Originators, as the case may be, the following documents and instruments, all of which shall be in form and substance acceptable to the Buyer and each of the Originators:
(a) Originals of proper financing statement amendments, if any, necessary to release all Adverse Claims of any Person in the Purchased Assets with respect to each of the Originators previously granted by any Originator.
(b) Executed copies of (i) all consents from and authorizations by any Persons, and (ii) all waivers and amendments to existing credit facilities that are necessary in connection with this Agreement.
(c) A copy of the resolutions of the board of directors of the Buyer and each of the Originators, certified by its secretary or assistant secretary, approving this Agreement and the other documents to be delivered by it hereunder.
(d) The certificate or articles of incorporation of the Buyer and each of the Originators, certified by the Secretary of State of Delaware.
(e) Good standing certificates for the Buyer and each of the Originators issued by the Secretaries of State of each jurisdiction where it has material operations and its state of incorporation.
(f) A certificate of the secretary or assistant secretary of the Buyer and each of the Originators certifying (i) the names and signatures of the officers authorized on its behalf to execute this Agreement and any other documents to be delivered by it hereunder (on which certificate the other parties may conclusively rely until such time as the other parties shall receive from it a revised certificate meeting the requirements of this subsection (f)) and (ii) a copy of its by-laws.
(g) Originals of proper UCC financing statements with respect to each Originator naming the Buyer as original secured party and the Administrative Agent as total assignee.
(h) Opinions of each Originator’s counsel covering such corporate, UCC, true sale and substantive non-consolidation matters as Buyer or the Assignee may reasonably request.
     Section 4.2 Other Transaction Documents. As an additional condition precedent, all conditions precedent to the execution, delivery and effectiveness of the other Transaction Documents have been fulfilled.
     Section 4.3 No Material Adverse Change. As an additional condition precedent, there shall be no material adverse change in the financial condition of any Originator or any material adverse change which would affect the enforceability of any Contract or Receivable or its collectability.
ARTICLE V

COVENANTS
     Section 5.1 Affirmative Covenants of Each of the Originators. Each of the Originators (in its role as the Originator hereunder and in its role as servicing agent (and sub-collection agent) pursuant to Section 2.7) hereby covenants, undertakes and agrees that at all times on and after the date hereof, unless the Buyer shall otherwise consent in writing:
(a) General Information. Each of the Originators shall furnish to the Buyer and to each Assignee such information as the Buyer or any Assignee may from time to time reasonably request. Each of the Originators will preserve and maintain their corporate existence duly incorporated, validly existing and in good standing and will keep and maintain all requisite authority and licenses necessary or desirable to conduct and carry on its business in substantially the same manner as it is presently conducted. Each Originator will pay when due all taxes, assessments or governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.
(b) Compliance with Laws. Each of the Originators will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, to the extent that such compliance could have an affect on the collectibility of any Receivable or the enforceability of this Agreement.
(c) Furnishing of Information and Inspection of Records. Each of the Originators will furnish to the Buyer from time to time such information with respect to the Receivables as the Buyer shall request, including listings identifying the Obligor and the Outstanding Balance for each Receivable. Each of the Originators will permit, at any time and from time to time during regular business hours, the Buyer, the Assignee, the Administrative Agent or any Purchaser (solely under the conditions set forth for the Assignee, the Administrative Agent or any Purchaser with respect to the Borrower pursuant to Section 6.1(e) of the Receivables Purchase Agreement), or agents or representatives of any of the foregoing, (i) to examine and make copies of and abstracts from all Records in its possession as agent for the Buyer pursuant to Section 2.3(b) and (ii) to visit the offices and properties of each of the Originators for the purpose of examining such Records, and to discuss matters relating to Receivables or the applicable Originator’s performance hereunder with any of the officers or employees of the applicable Originator having knowledge of such matters.
(d) Keeping of Records and Books. Each of the Originators will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Each of the Originators will give the Buyer notice of any material change in the administrative and operating procedures referred to in the previous sentence, which change shall not have a material adverse effect on the collectibility of any Receivable.
(e) Performance and Compliance with Receivables and Contracts. Each of the Originators will at its expense timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables.
(f) Credit and Collection Policy. Each of the Originators will comply with its Credit and Collection Policy in regard to each Receivable originated by it and the related Contract.
     Section 5.2 Negative Covenants of Each of the Originators. On and after the date hereof, unless the Buyer shall otherwise consent in writing:
(a) Sales and Liens Relating to Receivables. Except as otherwise provided herein, no Originator will transfer, convey, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including the filing of any financing statement) or with respect to, any inventory or goods (other than sales in the ordinary course of business), the sale of which may give rise to a Receivable or upon or with respect to any Receivable or related Contract, or upon or with respect to any account to which any Collections of any Receivable are sent, or assign any right to receive proceeds or income in respect thereof.
(b) Extension or Amendment of Receivables. Except as otherwise permitted in its role as a sub-collection agent pursuant to Article VII of the Receivables Purchase Agreement, no Originator shall extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto.
(c) Change in Business or Credit and Collection Policy. No Originator shall make any change in the character of its business or in its Credit and Collection Policy, which change would, in either case, impair the collectibility of any Receivable.
(d) Accounting of Sales. No Originator shall prepare any financial statements that shall account for the transactions contemplated hereby in any manner other than as a sale of Receivables by such Originator to the Buyer, nor shall any Originator in any other respect account for or treat the transactions contemplated hereby (including, but not limited to, for accounting and tax purposes) in any manner other than as a sale of Receivables by such Originator to the Buyer.

(e) Cooperation. Each Originator will cooperate with any successor agent or sub-collection agent designated to service the receivables, will transfer all necessary Records and provide access to facilities, systems (including computer hardware and software if permitted or not prohibited by the applicable contract) to process the Records and collect the Receivables in a prudent and orderly fashion.
(f) Accounting. Each Originator shall prepare its financial statements in accordance with GAAP and shall account for the transactions hereunder as a sale of the Purchased Assets.
ARTICLE VI

MISCELLANEOUS
     Section 6.1 Term of Agreement. This Agreement shall terminate upon the later to occur of (i) the termination of the Receivables Purchase Agreement in accordance with the terms thereof or (ii) the indefeasible payment in full of all obligations owed by the Originators or the Buyer to the other hereunder; notwithstanding the foregoing, however, the rights and remedies of the Buyer and the Originators with respect to any representation and warranty made or deemed to be made by the other party pursuant to this Agreement, as well as any other provision hereof which by its own terms is to survive the termination of this Agreement, shall be continuing and shall survive any termination of this Agreement.
     Section 6.2 Assignment of Receivables Sale Agreement and Performance Undertaking. The Originators each hereby acknowledge that on the date hereof the Buyer has assigned all of its right, title and interest in, to and under this Agreement and the Performance Undertaking to the Administrative Agent for the benefit of the Purchasers pursuant to the Receivables Purchase Agreement, and the Administrative Agent and the Purchasers shall be deemed to be third party beneficiaries hereof. The Originators each hereby further acknowledge that all provisions of this Agreement and of the Performance Undertaking shall inure to the benefit of the Administrative Agent and the Purchasers, including with respect to the enforcement of any provision hereof (to the extent set forth in the Receivables Purchase Agreement), but that neither the Administrative Agent nor any Purchaser shall have any obligations or duties under this Agreement or under the Performance Undertaking. The Originators hereby further acknowledge that the execution and performance of this Agreement are conditions precedent for the Administrative Agent and the Purchasers to enter into the Receivables Purchase Agreement, and the agreement of the Administrative Agent and the Purchasers to enter into the Receivables Purchase Agreement will directly or indirectly benefit the Originators and constitutes good and valuable consideration for the rights and remedies of the Administrative Agent and each Purchaser with respect hereto.
     Section 6.3 No Waiver; Remedies. No failure or delay on the part of any party in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies provided in this Agreement are cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.
     Section 6.4 Amendments, etc. No amendment, supplement, modification or waiver of any provision of this Agreement nor consent to any departure by any party therefrom shall in any event be effective unless the same shall be in writing and signed by each Originator and the Buyer and consented to by the Assignee and the Required Purchases.
     Section 6.5 Notices. All communications, demands and notices provided for hereunder shall be in writing (including bank wire, telex, telecopy or electronic facsimile transmission or similar writing) and shall be given to the applicable party at its address, telecopy number or telex number set forth on the signature page hereof or at such other address, telecopy number or telex number as such Person may hereafter specify for the purposes of notice to such Person. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by telex, when such telex is transmitted to the telex number specified in this Section 6.5 and the appropriate answerback is received, (iii) if given by mail, three (3) Business Days after the time such communication is deposited in the mails with first-class postage prepaid, or (iv) if given by any other means, when received at the address specified in this Section 6.5.
     Section 6.6 Governing Law; Submission to Jurisdiction; Integration. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York. Each of the Buyer and the Originators hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York, New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Buyer and the Originators hereby irrevocably waives, to the fullest extent it may effectively do so, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing in this Section 6.6 shall affect the right of any Person to bring any action or proceeding against the Buyer or any Originator or its respective property in the courts of other jurisdictions. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.
     Section 6.7 Severability; Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 6.8 Assignment. This Agreement shall (i) be binding upon the Buyer and each Originator and their respective successors and assigns and (ii) inure to the benefit of and be enforceable by the Assignee for the benefit of the Purchasers to the extent set forth in the Receivables Purchase Agreement and their respective successors, transferees and assigns; provided, however, that the obligations of each Originator hereunder may not be assigned or delegated without the prior written consent of the Assignee and the Required Banks, and any such purported assignment or delegation absent such consent shall be void.
     Section 6.9 Headings. Article and Section headings used herein are for convenience and reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     Section 6.10 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.
     Section 6.11 Costs and Expenses. Each Originator shall pay its costs and expenses hereunder.
     Section 6.12 No Partnership or Joint Venture. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture.
     Section 6.13 No Proceedings. Each of the Originators agrees that none of them will institute against the Buyer, or join any other Person in instituting against the Buyer, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any federal or state bankruptcy or similar law prior to the date which is one year and one day after the last day on which the Buyer purchased any Purchased Asset hereunder The provisions of this Section 6.13 shall survive the termination of this Agreement.
     In Witness Whereof, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

BorgWarner Emissions Systems Inc.

By:
Title:
Address: 3850 Hamlin Road Auburn Hills, MI 48326 Attention: President Telephone: (248) 754-9200 Telecopy: (248) 754-0888

BorgWarner Morse TEC Inc.

By:
Title:
Address: 800 Warren Road Ithaca, New York 14850 Attention: President Telephone: (607) 257-6700 Telecopy: (607) 257-4778
BorgWarner Powdered Metals Inc.

By:
Title:
Address: 32059 Schoolcraft Livonia, MI 48150 Attention: President Telephone: (734) 261-5322 Telecopy: (734) 261-9281

BorgWarner Thermal Systems Inc.

By:
Title:
Address: 3850 Hamlin Road Auburn Hills, MI 48326 Attention: President Telephone: (607) 257-6700 Telecopy: (607) 257-4778

BorgWarner TorqTransfer Systems Inc.

By:
Title:
Address: 3850 Hamlin Road Auburn Hills, MI 48326 Attention: President Telephone: (248) 754-9200 Telecopy: (248) 754-0888

BorgWarner Transmission Systems Inc.

By:
Title:
Address: 3800 Hamlin Road Auburn Hills, MI 48326 Attention: President Telephone: (630) 620-3680 Telecopy: (630) 620-3663

BorgWarner Turbo Systems Inc.

By:
Title:
Address: 3850 Hamlin Road Auburn Hills, MI 48326 Attention: President Telephone: (248) 754-9200 Telecopy: (248) 754-0888

BWA Receivables Corporation

By:
Title:
Address: 3850 Hamlin Road Auburn Hills, MI 48326 Attention: Vice President and Treasurer Telephone: (248) 754-9200 Telecopy: (248) 754-0888

Exhibit A
To
Receivables Sale Agreement
Credit and Collection Policy
Exhibit B
to
Receivables Sale Agreement
Revolving Subordinated Promissory Note
December 21, 2009
     For Value Received, BWA Receivables Corporation, a Delaware corporation (“Borrower”), hereby promises to pay to the order of [Name of Originator], a Delaware corporation (“Lender”), at the principal office of Lender at [Insert Address], or at such other place as Lender may designate from time to time, the unpaid principal amount hereof, together with accrued interest thereon at a floating rate per annum equal to the LMIR (which rate shall not exceed the maximum rate permitted by applicable law), in lawful money of the United States of America and in immediately available funds, on the sixtieth (60th) day after the “Termination Date” with respect to Lender described in the Receivables Sale Agreement referred to below or, if such sixtieth (60th) day is not a Business Day, on the first Business Day thereafter (such sixtieth (60th) day or later Business Day being referred to as the “Maturity Date”). Except as otherwise defined herein, capitalized terms used herein and defined in the Receivables Sale Agreement dated as of December 21, 2009 between Borrower and the Originators party thereto (as amended, modified or supplemented from time to time the “Receivables Sale Agreement”) shall be used herein as so defined. This note is one of the “Notes” referred to in the Receivables Sale Agreement.
1. Interest. Interest shall be computed hereunder for the actual number of days elapsed on the basis of a year consisting of three hundred sixty-five (365) days. All accrued interest on the principal amount of this Note will be due and payable on the twenty-fifth (25th) day of each month or, if such twenty-fifth (25th) day is not a Business Day, the next succeeding Business Day, with interest accrued thereon until such next succeeding Business Day, beginning on January 25, 2010; provided, however, that on or prior to the Maturity Date, unless Lender instructs Borrower otherwise, such interest may be paid by means of an increase in the amount of the unpaid principal amount hereof by an amount equal to the interest being so paid.
2. Principal. The principal amount of this Note shall be initially established and adjusted from time to time in accordance with the terms and conditions of the Receivables Sale Agreement (the terms and conditions of which are hereby incorporated in this Note by this reference) and the terms of this Note. Lender shall record the initial principal amount of this Note, all adjustments thereto and all payments thereof on Schedule 1 annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, and any such recordation shall, absent manifest error, constitute prima facie evidence of the information so recorded; provided, however, that the failure to so record shall not limit the obligations of Borrower hereunder or under the Receivables Sale Agreement.
3. Subordination. Borrower and, by its acceptance of this Note, Lender hereby acknowledge and agree that any and all payments made in respect of this Note are and shall remain subordinate and junior in right of payment to all Aggregate Unpaids (as defined in the Receivables Purchase Agreement hereinafter described) owed to Wachovia Bank, National Association, as Administrative Agent (together with its successors in such capacity, the “Administrative Agent”) for itself and various other purchasers from time to time party thereto (the “Purchasers” or “Senior Interest Holders”), pursuant that certain Receivables Purchase Agreement dated as of December 21, 2009 by and among Borrower, the Purchasers and the Administrative Agent, BorgWarner Inc. as collection agent (as amended, restated or otherwise modified from time to time, the “Receivables Purchase Agreement”). Borrower shall, subject to the terms of this Section 3, have the right to pay all or any part of the unpaid principal amount of this Note without premium or penalty at any time; provided, that interest shall be paid on the amount repaid to and including the date of repayment.
In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to Borrower, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshaling of the assets and liabilities of Borrower or any sale of all or substantially all of the assets of Borrower (such proceedings being herein collectively called “Bankruptcy Proceedings”), the Senior Interest shall first be paid and performed in full and in cash before the Lender shall be entitled to receive and to retain any payment or distribution in respect to this Note. In order to implement the foregoing, in accepting this Note, the Lender hereby irrevocably agrees that the Administrative Agent, in the name of the Lender or otherwise, may demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceedings with respect to any and all claims of the Lender relating to this Note, in each case until the Senior Interests shall have been paid and performed in full and in cash.
In the event that the Lender receives any payment or other distribution of any kind or character from Borrower or from other source whatsoever, in respect of this Note, other than as expressly permitted by the terms of this Note, such payment or other distribution shall be received for the sole benefit of the Senior Interest Holders and shall be turned over by the Lender to the Administrative Agent (for the benefit of the Senior Interest Holders) forthwith.
Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this Note, while any Bankruptcy Proceedings are pending the Lender shall not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash. Upon payment in full of the Aggregate Unpaids and termination of the commitments under the Receivables Purchase Agreement (the “Final Payout Date”), the Lender shall be subrogated to the then existing rights of the Senior Interest Holders, if any.
In accepting this Note, the Lender agrees that (i) the Lender shall not, until the Senior Interest has been paid and performed in full and in cash, transfer, pledge or assign, or commence legal proceedings to enforce or collect this Note or any rights in respect hereof; (ii) the Lender shall not, without the advance written consent of the Administrative Agent, commence, or join with any other Person in commencing, any Bankruptcy Proceedings with respect to Borrower until at least one year and one day shall have passed since the Final Payout Date shall have occurred; (iii) if, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy
Proceedings or otherwise), these provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made; (iv) the Lender waives: (x) notice of acceptance of these provisions by any of the Senior Interest Holders; (y) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (z) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor; (v) these provisions constitute a continuing offer from the holder of this Note to all Persons who become the holders of, or who continue to hold, Senior Interests, and these provisions are made for the benefit of the Senior Interest Holders, and the Administrative Agent or the Purchaser may proceed to enforce such provisions on behalf of each of such Persons; (vi) the Lender will not (A) institute against, join any other Person in instituting against or take any action, direct or indirect, in furtherance or contemplation of instituting against, Borrower any bankruptcy, insolvency, winding up, dissolution, receivership, conservatorship or other similar proceeding or action or(B) exercise any right of set-off or recoupment, or assert any counterclaim, against Borrower, in each case so long as there shall not have elapsed one year and one day since the Final Payout Date has occurred; and (vii) the Lender expressly recognizes and agrees that the obligations represented by this Note are not secured by any interest in any of the assets of Borrower, including, without limitation, any Receivables or Related Security.
The provisions set forth in this Section 3 are intended solely for the purpose of defining the relative rights of the Lender, on the one hand, and the Senior Interest Holders on the other hand. Nothing contained in this Note is intended to or shall impair, as between Borrower, its creditors (other than the Senior Interest Holders) and the Lender, Borrower’s obligation, which is unconditional and absolute, to pay the Lender the principal of and interest on this Note as and when the same shall become due and payable in accordance with the terms hereof or to affect then relative rights of the Lender and creditors of Borrower (other than the Senior Interest Holders).
4. Waivers. Borrower hereby waives presentment, diligence, notice of dishonor, payment, demand, protest, notice of protest, notice of nonpayment and all other demands and notices of every kind in connection with the delivery, acceptance, performance and enforcement of this Note and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demands hereunder. Borrower and, by its acceptance of this Note, Lender also assent to extension of the time of payment, forbearance or other indulgence without notice.
5. Successors and Assigns; Governing Law. This Note applies to, inures to the benefit of, and binds the successors and assigns of, Borrower and Lender. Lender may not assign any duties or obligations hereunder without the prior written consent of Borrower and the Administrative Agent and any attempted pledge or assignment in contravention of this Section 5 shall be null and void ab initio. This Note is made under, and all questions concerning the construction, validity and interpretation of this Note shall be governed by, the internal laws of the State of New York.
6. Cancellation. On the first Business Day after the Maturity Date at the close of business of which all principal and accrued interest owing on this Note have been paid in full, this Note will be surrendered to Borrower for cancellation.
     In Witness Whereof, Borrower has executed and delivered this Note by its duly authorized officer as of the day hereof.

BWA Receivables Corporation

By:
Name:
Title:

Schedule 1

To Revolving Promissory Note

Unpaid
	Increase	Decrease	Principal
	Principal	Principal	Amount after	Reason for	Notation
Date	Amount	Amount	Adjustment	Adjustment*	Made by

*	Describe, or use appropriate code specified below:

A = increase in lieu of cash payment of interest

B = increase/decrease pursuant to Section 2.2 of the Receivables Sale Agreement

C = decrease due to payment of principal
Exhibit C

To
Receivables Sale Agreement
Listing of Originators’ Accounts
[On file with the Administrative Agent]
Exhibit D

To
Receivables Sale Agreement

List of Principal Places of Business and Location of Records

BorgWarner				BorgWarner
Emissions Systems	BorgWarner Morse	BorgWarner Powdered	BorgWarner Thermal	TorqTransfer Systems	BorgWarner Transmission	BorgWarner Turbo
Inc.	TEC Inc.	Metals Inc.	Systems Inc.	Inc.	Systems Inc.	Systems Inc.
Chief Executive Office:	Chief Executive Office:	Chief Executive Office:	Chief Executive Office:	Chief Executive Office:	Chief Executive Office:	Chief Executive Office:

3850 Hamlin Rd.	800 Warren Rd.	3850 Hamlin Rd.	3850 Hamlin Rd.	3850 Hamlin Rd.	3850 Hamlin Rd.	3850 Hamlin Rd.
Auburn Hills, MI 48326	Ithaca, NY 14850	Auburn Hills, MI 48326	Auburn Hills, MI 48326	Auburn Hills, MI 48326	Auburn Hills, MI 48326	Auburn Hills, MI 48326

Prior to March 2005:		Prior to March 2005:	Prior to March 2005:	Prior to March 2005:	Prior to March 2005:	Prior to March 2005:
200 Michigan Ave.		200 Michigan Ave.	200 Michigan Ave.	200 Michigan Ave.	200 Michigan Ave. Chicago,	200 Michigan Ave.
Chicago, IL 60604		Chicago, IL 60604	Chicago, IL 60604	Chicago, IL 60604	IL 60604	Chicago, IL 60604
Receivables	Receivables	Receivables	Receivables	Receivables	Receivables Address(es):	Receivables
Address(es):	Address(es):	Address(es):	Address(es):	Address(es):	700 S. 25th Ave.	Address(es):

1350 Franklin Grove	800 Warren Rd.	32059 Schoolcraft	1100 Wright St.	15545 Wells Highway	Bellwood, IL 60104	1849 Brevard Rd.
Rd.	Ithaca, NY 14850	Livonia, MI 48150	Cadillac, MI 49601	Seneca, SC 29678	and	Arden, NC 28704
Dixon, IL 61021			and	and	300 S. Maple St.
			40 Crane Crk Ind Prk	11230 FM 349	Frankfort, IL 60423
			Fletcher, NC 28732	Longview, TX 75603
Exhibit E

to

Receivables Sale Agreement
Corporate Names; Trade Names; Assumed Names; Assumed Names

BorgWarner				BorgWarner	BorgWarner
Emissions Systems	BorgWarner Morse	BorgWarner Powdered	BorgWarner Thermal	TorqTransfer	Transmission	BorgWarner Turbo
Inc.	TEC Inc.	Metals Inc.	Systems Inc.	Systems Inc.	Systems Inc.	Systems Inc.
BorgWarner Turbo	None	None	BorgWarner	BorgWarner	BorgWarner	BorgWarner Turbo
& Emissions Systems			Emissions/Thermal Systems	Drivetrain Systems	Drivetrain Systems	& Emissions Systems

BorgWarner
Emissions/Thermal
Systems

BorgWarner
Air/Fluid Systems